Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(407) 904-3324

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH REPORTS FOURTH QUARTER AND FULL YEAR 2021 OPERATING RESULTS

WINTER PARK, FL – February 24, 2022 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced its operating results and earnings for the quarter and year ended December 31, 2021.

Select Highlights

◾Reported Net Income per diluted share attributable to common stockholders of $0.13 and $4.69 for the quarter and year ended December 31, 2021, respectively.
◾Reported Core FFO per diluted share attributable to common stockholders of $1.07 and $3.93 for the quarter and year ended December 31, 2021, respectively.
◾Reported AFFO per diluted share attributable to common stockholders of $1.23 and $4.36 for the quarter and year ended December 31, 2021.
◾Acquired five multi-tenant income properties during the fourth quarter of 2021 for a total acquisition volume of $138.1 million, reflecting a weighted-average going-in cash cap rate of 6.1%.
◾Sold one single tenant income property during the fourth quarter of 2021 for $21.5 million at an exit cap rate of 6.5%, generating a gain of $0.2 million.
◾Completed the sale of the Land Venture’s (defined below) remaining holdings, of which the Company previously held a retained interest, for $66.3 million, resulting in cash proceeds to CTO of $24.5 million.
◾Repurchased 40,553 shares of the Company’s common stock during the fourth quarter of 2021 for a total cost of $2.2 million, or an average price per common share of $54.48.
◾During the fourth quarter of 2021, repurchased $10.7 million aggregate principal amount of the Company’s 2025 convertible senior notes.
◾Paid a regular common stock cash dividend during the fourth quarter of 2021 of $1.00 per share.
◾During the full year 2021, the Company acquired eight multi-tenant income properties for a total acquisition volume of $249.1 million, reflecting a weighted-average going-in cash cap rate of 7.2%.
◾During the full year 2021, the Company sold 15 income properties for a total disposition volume of $162.3 million at a weighted average exit cap rate of 6.0%, generating aggregate gains of $28.2 million.
◾Paid regular common stock cash dividends during the full year of 2021 of $4.00 per share, a 110.5% increase over the Company’s 2020 common stock cash dividends.
◾During the year ended December 31, 2021, the Company recognized a non-cash, unrealized gain of $10.3 million on the mark-to-market of the Company’s investment in Alpine Income Property Trust, Inc. (NYSE: PINE).
◾Book value per common share outstanding as of December 31, 2021 was $60.09.

◾	Declared a common stock cash dividend for the first quarter of 2022 of $1.08 per share, representing an 8.0% increase over the Company’s fourth quarter 2021 common stock cash dividend and annualized yield of 7.4% based on the closing price of the Company’s common stock on February 23, 2022.
◾	Announced the Company is relocating its headquarters to 369 N. New York Avenue, Winter Park, Florida.

CEO Comments

“2021 marked our first full year as a REIT and the culmination of our decade-long transformation from a substantial Florida landowner to a growth market-focused, retail-driven income property owner. We had a record year of transaction and capital markets activities, and we are well-positioned to drive outsized earnings growth as we shift from a capital recycling strategy and place a greater emphasis on organic and external opportunities,” commented John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “We’re entering 2022 with a portfolio positioned to highlight our strong growth market-based strategy, highlighted by our top markets of Atlanta, Jacksonville, Dallas, Raleigh and Phoenix. With AFFO per share guidance implying more than 15% year-over-year growth at the midpoint and excellent leasing momentum at a number of our properties, we’re looking forward to delivering another strong year of performance for our shareholders.”

Quarterly Financial Results Highlights

The tables below provide a summary of the Company’s operating results for the three months ended December 31, 2021:

(in thousands)	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	Variance to Comparable Period in the Prior Year
Income Properties	$13,922	$14,544	$(622)	(4.3%)
Management Fee Income	$944	$664	$280	42.2%
Commercial Loan and Master Lease Investments	$725	$734	$(9)	(1.2%)
Real Estate Operations	$9,109	$19	$9,090	47,842.1%
Total Revenues	$24,700	$15,961	$8,739	54.8%

The increase in total revenues during the three months ended December 31, 2021 is primarily attributable to increased revenue related to the sale of a vacant six-acre development land parcel, subsurface interests, and mitigation credits, all of which are reflected within real estate operations, and increased management fee income from PINE. Increased revenues were partially offset by decreased revenues related to the timing of income property acquisitions and dispositions.

(in thousands, except per share data)	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	Variance to Comparable Period in the Prior Year
Net Income Attributable to the Company	$1,932	$79,682	$(77,750)	(97.6%)
Net Income Attributable to Common Stockholders	$736	$79,682	$(78,946)	(99.1%)
Net Income per Diluted Share Attributable to Common Stockholders	$0.13	$16.60	$(16.47)	(99.2%)

Core FFO Attributable to Common Stockholders (1)	$6,297	$10,129	$(3,832)	(37.8%)
Core FFO per Common Share – Diluted (1)	$1.07	$2.11	$(1.04)	(49.3%)

AFFO Attributable to Common Stockholders (1)	$7,272	$10,557	$(3,285)	(31.1%)
AFFO per Common Share – Diluted (1)	$1.23	$2.20	$(0.97)	(44.1%)

Dividends Declared and Paid, per Preferred Share	$0.40	$—	$0.40	100.0%
Dividends Declared and Paid, per Common Share	$1.00	$12.98	$(11.98)	(92.3%)
(1)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income Attributable to the Company to non-GAAP financial measures, including FFO Attributable to Common Stockholders, FFO per Common Share - Diluted, Core FFO Attributable to Common Stockholders, Core FFO per Common Share – Diluted, AFFO Attributable to Common Stockholders and AFFO per Common Share - Diluted.

The decrease in net income attributable to the Company for the three months ended December 31, 2021 is primarily attributable to recognition of an $82.5 million deferred income tax benefit, during the three months ended December 31, 2020, related to the de-recognition of certain deferred tax assets and liabilities as a result of the Company’s conversion to a REIT. The decrease in net income was partially offset by decreased non-cash impairment charges related to the Company’s previously held retained interest in the Land Venture totaling $1.1 million.  Additionally, net income benefitted from an increase in the closing stock price of PINE resulting in a non-cash, unrealized gain of $3.4 million on the mark-to-market of the Company’s investment in PINE.

Reported per diluted share amounts attributable to common stockholders for the three months ended December 31, 2021 include the dilutive effects of the Company’s previously announced special distribution, which was paid in connection with the Company’s election to be taxable as a REIT commencing with its taxable year ended December 31, 2020. The special distribution was paid in December of the fourth quarter of 2020 through an aggregate of $5.6 million in cash and the issuance of 1,198,963 shares of the Company’s common stock; therefore, resulting in a minimal dilutive impact for the three months ended December 31, 2020.

Annual Financial Results Highlights

The tables below provide a summary of the Company’s operating results for the year ended December 31, 2021:

(in thousands)	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020	Variance to Comparable Period in the Prior Year
Income Properties	$50,679	$49,953	$726	1.5%
Management Fee Income	$3,305	$2,744	$561	20.4%
Commercial Loan and Master Lease Investments	$2,861	$3,034	$(173)	(5.7%)
Real Estate Operations	$13,427	$650	$12,777	1,965.7%
Total Revenues	$70,272	$56,381	$13,891	24.6%

The increase in total revenues during the year ended December 31, 2021 is primarily attributable to increased revenue related to the sale of a vacant six-acre development land parcel, subsurface interests, and mitigation credits, all of which are reflected within real estate operations, in addition to increased income produced by the Company’s recent income property acquisitions as compared to the properties sold by the Company during the comparative period, and increased management fee income from PINE. Increased revenues were partially offset by decreased revenues from the Company’s portfolio of commercial loan and master lease investments that were repaid in the comparable period.

(in thousands, except per share data)	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020	Variance to Comparable Period in the Prior Year
Net Income Attributable to the Company	$29,940	$78,509	$(48,569)	(61.9%)
Net Income Attributable to Common Stockholders	$27,615	$78,509	$(50,894)	(64.8%)
Net Income per Diluted Share Attributable to Common Stockholders	$4.69	$16.69	$(12.00)	(71.9%)

Core FFO Attributable to Common Stockholders (1)	$23,170	$26,327	$(3,157)	(12.0%)
Core FFO per Common Share – Diluted (1)	$3.93	$5.60	$(1.67)	(29.8%)

AFFO Attributable to Common Stockholders (1)	$25,676	$26,215	$(539)	(2.1%)
AFFO per Common Share – Diluted (1)	$4.36	$5.57	$(1.21)	(21.7%)

Dividends Declared and Paid, per Preferred Share	$0.77	$—	$0.77	100.0%
Dividends Declared and Paid, per Common Share	$4.00	$13.88	$(9.88)	(71.2%)
(1)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income Attributable to the Company to non-GAAP financial measures, including FFO Attributable to Common Stockholders, FFO per Common Share - Diluted, Core FFO Attributable to Common Stockholders, Core FFO per Common Share – Diluted, AFFO Attributable to Common Stockholders and AFFO per Common Share – Diluted.

The decrease in net income attributable to the Company for the year ended December 31, 2021 is primarily attributable to recognition of an $82.5 million deferred income tax benefit, during the three months ended December 31, 2020, related to the de-recognition of certain deferred tax assets and liabilities as a result of the Company’s conversion to a REIT. The decrease in net income was further impacted by increased non-cash impairment charges related to the Company’s previously held retained interest in the Land Venture totaling $17.6 million. The decrease in net income was partially offset by an increase in the closing stock price of PINE resulting in a non-cash, unrealized gain of $10.3 million on the mark-to-market of the Company’s investment in PINE.

Reported per diluted share amounts attributable to common stockholders for the year ended December 31, 2021 include the dilutive effects of the Company’s previously announced special distribution, which was paid in connection with the Company’s election to be taxable as a REIT commencing with its taxable year ended December 31, 2020. The special distribution was paid in December of the fourth quarter of 2020 through an aggregate of $5.6 million in cash and the issuance of 1,198,963 shares of the Company’s common stock; therefore, resulting in a minimal dilutive impact for the year ended December 31, 2020.

Investments

During the three months ended December 31, 2021, the Company acquired five mixed use or retail properties for total acquisition volume of $138.1 million, reflecting a weighted average going-in cash cap rate of 6.1%. The Company’s fourth quarter investments included the following:

◾	Purchased Beaver Creek Crossings, a 320,700 square foot multi-tenant retail property in the Apex submarket of Raleigh, North Carolina for $70.5 million. The property is anchored by TJ-Maxx, HomeGoods, Dick’s Sporting Goods, Regal Cinemas, Old Navy and Ross Dress for Less, and includes four undeveloped outparcel pads that represent future development opportunities.

◾	Acquired a 28,000 square foot mixed use property in the Winter Park suburb of Orlando, Florida for $13.2 million. The property is anchored by Synovus Bank and is the location for the Company’s new Winter Park office.
◾	Purchased a mixed use property totaling 137,000 square feet in downtown Santa Fe, New Mexico for $16.3 million. The property was 66% leased at acquisition and is a planned repositioning project for the Company.
◾	Acquired Phase I of The Exchange at Gwinnett, a grocery-anchored retail property in the Buford submarket of Atlanta, Georgia for $34.0 million. The property is anchored by Sprouts Farmers Market and includes a diversified mix of national and local retailers and restaurants, including Starbucks, Chipotle Mexican Grill, Thrive Affordable Pet Care and Five Guys.
◾	Purchased an adjacent multi-tenant building to the Company’s Ashford Lane property in Atlanta, Georgia for $4.1 million.

During the year ended December 31, 2021, the Company acquired eight mixed use or retail properties for total acquisition volume of $249.1 million, reflecting a weighted average going-in cash cap rate of 7.2%. The 2021 acquisitions are in well-located submarkets of the high-growth markets of Las Vegas, Nevada; Salt Lake City, Utah; Dallas, Texas; Raleigh, North Carolina; Santa Fe, New Mexico; Orlando, Florida; and Atlanta, Georgia.

Subsequent to the end of 2021, the Company entered into a loan agreement to provide $8.7 million of funding towards the development of the retail portion of Phase II of The Exchange at Gwinnett (the “Loan”). The Company acquired Phase I of The Exchange at Gwinnett in December of 2021 and as part of the property acquisition, the Company has a negotiated right of first offer on the retail portion of Phase II of The Exchange at Gwinnett, which is anticipated to be 37,000 square feet of retail at completion. The Loan will be secured by the property and improvements and funding is expected to occur as the borrower completes the underlying construction. The Loan matures on January 26, 2024 and has a one-year extension option.  The Loan is interest-only through maturity, includes a 1% origination fee of the total loan facility, and bears a fixed interest rate of 7.25%.

Dispositions

During the three months ended December 31, 2021, the Company sold one single tenant income property for $21.5 million at an exit cap rate of 6.5%, generating a gain of $0.2 million. Proceeds from the sale are expected to be part of Section 1031 like-kind exchanges.

During the year ended December 31, 2021, the Company sold 15 income properties, including fourteen single tenant properties and one two-tenant property, for a total disposition volume of $162.3 million at a weighted average exit cap rate of 6.0%. The sale of the properties generated aggregate gains of $28.2 million.

Subsequent to the end of 2021, the Company sold its single-tenant, net leased property located in Oceanside, New York, and occupied by Party City to PINE for a sale price of $6.9 million.

Income Property Portfolio

The Company’s income property portfolio consisted of the following as of December 31, 2021:

Type
Asset Type	# of Properties (1)	Square Feet	Weighted Average Remaining Lease Term
Single Tenant	9	511	25.3 years
Multi-Tenant	13	2,211	7.0 years
Total / Weighted Average Lease Term	22	2,722	11.1 years

Property Type	# of Properties (1)	Square Feet	% of Cash Base Rent
Retail	14	1,715	59.3%
Office	4	532	20.0%
Mixed Use	3	402	18.7%
Hospitality (Ground Lease)	1	73	2.0%
Total / Weighted Average Lease Term	22	2,722	100.0%

Leased Occupancy	92.6%
Economic Occupancy	88.5%
Physical Occupancy	87.9%

Square feet in thousands.

(1)

The properties include (i) a property leased to The Carpenter Hotel which is under a long-term ground lease and includes two tenant repurchase options and (ii) a property in Hialeah leased to a master tenant which includes three tenant repurchase options. Pursuant to FASB ASC Topic 842, Leases, the $16.3 and $21.0 million investments, respectively, have been recorded in the Company’s consolidated balance sheets as Commercial Loan and Master Lease Investments.

Operational Highlights

During the fourth quarter of 2021, the Company signed leases totaling 36,140 square feet.  A summary of the Company’s leasing activity is as follows:

Retail	Square Feet	Weighted Average Lease Term	Cash Rent Per Square Foot	Tenant Improvements	Leasing Commissions
New Leases	26.1	9.1 years	$41.46	$ 2,261	$ 719
Renewals & Extensions	10.0	5.0 years	$38.05	19	33
Total / Weighted Average	36.1	8.0 years	$40.52	$ 2,280	$ 752

In thousands except for per square foot and lease term data.

Land Joint Venture

On December 10, 2021, the joint venture entity that held the remaining Daytona Beach, Florida land portfolio of approximately 1,600 acres (the “Land Venture”), of which the Company held a 33.5% retained interest, completed the sale of its remaining land holdings for $66.3 million (the “Land Venture Sale”) to Timberline Acquisition Partners, an affiliate of Timberline Real Estate Partners. Proceeds to CTO after distributions to the other member of the Land Venture, and before taxes, were $24.5 million. Following the completion of the Land Venture Sale, the Company ended its iconic, 111-year role as a substantial Florida landowner, which at one time included the ownership of approximately two million acres.

Subsurface Interests and Vacant Land

During the three months ended December 31, 2021, the Company sold approximately 45,700 acres of subsurface oil, gas, and mineral rights for $1.1 million, resulting in aggregate gains of $1.0 million.

During the year ended December 31, 2021, the Company sold approximately 84,900 acres of subsurface oil, gas and mineral rights for $4.6 million, resulting in aggregate gains of $4.3 million. As of December 31, 2021, the Company owns full or fractional subsurface oil, gas, and mineral interests underlying approximately 370,000 “surface” acres of land owned by others in 19 counties in Florida.

During the same period, the Company sold a wholly owned vacant six-acre development land parcel in downtown Daytona Beach, Florida for $6.3 million and 84,900 acres of subsurface oil, gas, and mineral rights for $4.6 million.

Capital Markets and Balance Sheet

During the quarter ended December 31, 2021, the Company completed the following notable capital markets activities:

◾	On November 8, 2021, the Company announced it entered into a 5-year $100.0 million term loan agreement under the Company’s revolving credit facility. The revolving credit facility was further amended to increase the accordion option that allows the Company to request additional term loan lender commitments up to a total of $400.0 million in the aggregate.
◾	Repurchased $10.7 million aggregate principal amount of the Company’s 2025 convertible senior notes during the fourth quarter of 2021 at a $1.6 million premium, resulting in a loss on extinguishment of debt of $2.8 million.
◾	Repurchased 40,553 shares of the Company’s common stock on the open market under the previously authorized $10.0 million buyback program for a total cost of $2.2 million, or an average price per common share of $54.48.
◾	The Company was not active under the 2021 ATM Program during the quarter ended December 31, 2021.

The following table provides a summary of the Company’s long-term debt, at face value, as of December 31, 2021:

Component of Long-Term Debt	Principal	Interest Rate	Maturity Date
Revolving Credit Facility	$67.0 million	30-day LIBOR + [1.35% – 1.95%]	May 2023
2025 Convertible Senior Notes	$51.0 million	3.875%	April 2025
2026 Term Loan (1)	$65.0 million	30-day LIBOR + [1.35% – 1.95%]	March 2026
2027 Term Loan (2)	$100.0 million	30-day LIBOR + [1.35% – 1.95%]	January 2027
Total Debt / Weighted Average Interest Rate	$283.0 million	2.17%

(1)

The Company utilized interest rate swaps on the $65.0 million 2026 Term Loan balance, including (i) its redesignation of the existing $50.0 million interest rate swap, entered into as of August 31, 2020, and (ii) a $15.0 million interest rate swap effective August 31, 2021, to fix LIBOR and achieve a weighted average fixed interest rate of 0.35% plus the applicable spread.

(2)

The Company utilized interest rate swaps on the $100.0 million 2027 Term Loan balance, including (i) its redesignation of the existing $100.0 million interest rate swap, entered into as of March 31, 2020, and (ii) an additional interest rate swap, effective March 29, 2024, to extend the fixed interest rate through maturity on January 31, 2027, to fix LIBOR and achieve a fixed interest rate of 0.73% plus the applicable spread.

Dividends

The Company paid cash dividends on its common stock and Series A Preferred stock for the fourth quarter of 2021 of $1.00 per share and $0.40 per share, respectively, on December 30, 2021 to stockholders of record as of December 9, 2021. The 2021 fourth quarter common stock cash dividend represented a payout ratio of 93.5% and 81.3% of the Company’s 2021 fourth quarter Core FFO per diluted share and AFFO per diluted share, respectively.

Dividends paid on the Company’s common stock and Series A Preferred stock for the full year 2021 totaled $4.00 per share and $0.77 per share, respectively. The common stock cash dividends paid in 2021 represent a 110.5% increase over the Company’s 2020 common stock cash dividends and a payout ratio of 101.8% and 91.7% of full year 2021 Core FFO per diluted share and full year 2021 AFFO per diluted share, respectively. The Series A Preferred stock dividend of $0.77 reflects the aggregate of (i) $0.38 pro rata cash dividend for the third quarter of 2021, and (ii) its $0.40 cash dividend for the fourth quarter of 2021.

On February 23, 2022, the Company announced a regular common stock cash dividend for the first quarter of 2022 of $1.08 per share, payable on March 31, 2022 to stockholders of record as of March 10, 2022.  The 2022 regular common stock cash dividend represents an 8.0% increase over the Company’s fourth quarter 2021 regular common stock cash dividend and annualized yield of 7.4% based on the closing price of the Company’s common stock on February 23, 2022.

2022 Outlook

The Company’s outlook and guidance for 2022 takes into account the Company’s various investment activities and capital markets transactions, and assumes continued improvement in economic activity and stable or positive business trends related to each of our tenants.

	2022 Outlook
	Low	High
Acquisition of Income Producing Assets and Structured Investments	$200 million	$250 million
Target Initial Cash Yield	6.25%	6.75%

Disposition of Assets	$40 million	$70 million
Target Disposition Cash Yield	6.50%	7.50%

Core FFO per Diluted Share (1)	$4.30	$4.55
AFFO per Diluted Share	$4.90	$5.15

Weighted Average Diluted Shares Outstanding	6.1 million	6.3 million

(1)

We compute 2022 estimated Core FFO per Diluted Share by modifying the NAREIT computation of FFO to include other adjustments to GAAP net income related to gains and losses recognized on the extinguishment of debt, amortization of intangibles to lease income, mark-to-market effects of our convertible securities, and other unforecastable market- or transaction-driven non-cash items that may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance.

4th Quarter Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter and year ended December 31, 2021, on Friday, February 25, 2022, at 9:00 AM ET. Stockholders and interested parties may access the earnings call via teleconference or webcast:

United States:1-877-815-0063

International:  1-631-625-3205

Please dial in at least fifteen minutes prior to the scheduled start time and use the code 6649588 when prompted.

A webcast of the call can be accessed at: https://edge.media-server.com/mmc/p/w59jdrnh.

To access the webcast, log on to the web address noted above or go to www.ctoreit.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also owns an approximate 16% interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 Pandemic, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Non-GAAP Financial Measures

Our reported results are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We also disclose Funds From Operations (“FFO”), Core Funds From Operations (“Core FFO”),  Adjusted Funds From Operations (“AFFO”), and Pro Forma Earnings Before Interest, Taxes, Depreciation and Amortization (“Pro Forma EBITDA”), each of which are non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO, Core FFO, AFFO, and Pro Forma EBITDA do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operating activities as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. The Company also excludes the gains or losses from sales of assets incidental to the primary business of the REIT which specifically include the sales of mitigation credits, impact fee credits, subsurface sales, and land sales. To derive Core FFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to gains and losses recognized on the extinguishment of debt. To derive AFFO, we further modify the NAREIT computation of FFO and Core FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rental revenue, amortization of above- and below-market lease related intangibles, non-cash compensation, and other non-cash amortization. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals.

To derive Pro Forma EBITDA, GAAP net income or loss is adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries, non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, above- and below-market lease related intangibles, non-cash compensation, and other non-cash income or expense. Cash interest expense is also excluded from Pro Forma EBITDA, and GAAP net income or loss is adjusted for the annualized impact of acquisitions, dispositions and other similar activities.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains or losses on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that Core FFO and AFFO are additional useful supplemental measures for investors to consider because they will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. We also believe that Pro Forma EBITDA is an additional useful supplemental measure for investors to consider as it allows for a better assessment of our operating performance without the distortions created by other non-cash revenues, expenses or certain effects of the Company’s capital structure on our operating performance. FFO, Core FFO, AFFO, and Pro Forma EBITDA may not be comparable to similarly titled measures employed by other companies.

CTO Realty Growth, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of
	December 31, 2021	December 31, 2020
ASSETS
Real Estate:
Land, at Cost	$189,589	$166,512
Building and Improvements, at Cost	325,418	305,614
Other Furnishings and Equipment, at Cost	707	672
Construction in Process, at Cost	3,150	323
Total Real Estate, at Cost	518,864	473,121
Less, Accumulated Depreciation	(24,169)	(30,737)
Real Estate—Net	494,695	442,384
Land and Development Costs	692	7,083
Intangible Lease Assets—Net	79,492	50,176
Assets Held for Sale	6,720	833
Investment in Joint Ventures	—	48,677
Investment in Alpine Income Property Trust, Inc.	41,037	30,574
Mitigation Credits	3,702	2,622
Mitigation Credit Rights	21,018	—
Commercial Loan and Master Lease Investments	39,095	38,320
Cash and Cash Equivalents	8,615	4,289
Restricted Cash	22,734	29,536
Refundable Income Taxes	442	26
Other Assets	14,897	12,180
Total Assets	$733,139	$666,700
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$676	$1,047
Accrued and Other Liabilities	13,121	9,090
Deferred Revenue	4,505	3,319
Intangible Lease Liabilities—Net	5,601	24,163
Liabilities Held for Sale	—	831
Deferred Income Taxes—Net	483	3,521
Long-Term Debt	278,273	273,830
Total Liabilities	302,659	315,801
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock – 100,000,000 shares authorized; $0.01 par value, 6.375% Series A Cumulative Redeemable Preferred Stock, $25.00 Per Share Liquidation Preference, 3,000,000 shares issued and outstanding at December 31, 2021; 50,000 shares authorized; $100.00 par value, no shares issued or outstanding at December 31, 2020	30	—
Common Stock – 500,000,000 shares authorized; $0.01 par value, and 5,916,226 shares issued and outstanding at December 31, 2021; 25,000,000 shares authorized; $1.00 par value, 7,310,680 shares issued and 5,915,756 shares outstanding at December 31, 2020	59	7,250
Treasury Stock – 0 shares at December 31, 2021 and 1,394,924 shares at December 31, 2020	—	(77,541)
Additional Paid-In Capital	85,415	83,183
Retained Earnings	343,459	339,917
Accumulated Other Comprehensive Income (Loss)	1,517	(1,910)
Total Stockholders’ Equity	430,480	350,899
Total Liabilities and Stockholders’ Equity	$733,139	$666,700

CTO Realty Growth, Inc.

Consolidated Statements of Operations

(In thousands, except share, per share and dividend data)

	(Unaudited) Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenues
Income Properties	$13,922	$14,544	$50,679	$49,953
Management Fee Income	944	664	3,305	2,744
Interest Income from Commercial Loan and Master Lease Investments	725	734	2,861	3,034
Real Estate Operations	9,109	19	13,427	650
Total Revenues	24,700	15,961	70,272	56,381
Direct Cost of Revenues
Income Properties	(4,127)	(3,715)	(13,815)	(11,988)
Real Estate Operations	(7,748)	40	(8,615)	(3,223)
Total Direct Cost of Revenues	(11,875)	(3,675)	(22,430)	(15,211)
General and Administrative Expenses	(2,725)	(2,963)	(11,202)	(11,567)
Impairment Charges	(1,072)	(7,242)	(17,599)	(9,147)
Depreciation and Amortization	(5,153)	(4,729)	(20,581)	(19,063)
Total Operating Expenses	(20,825)	(18,609)	(71,812)	(54,988)
Gain on Disposition of Assets	210	2,381	28,316	9,746
Gain (Loss) on Extinguishment of Debt	(2,790)	—	(3,431)	1,141
Other Gains and Income (Loss)	(2,580)	2,381	24,885	10,887
Total Operating Income (Loss)	1,295	(267)	23,345	12,280
Investment and Other Income (Loss)	4,007	(686)	12,445	(6,432)
Interest Expense	(2,078)	(2,454)	(8,929)	(10,838)
Income (Loss) from Operations Before Income Tax Benefit (Expense)	3,224	(3,407)	26,861	(4,990)
Income Tax Benefit (Expense)	(1,292)	83,089	3,079	83,499
Net Income Attributable to the Company	$1,932	$79,682	$29,940	$78,509
Distributions to Preferred Stockholders	(1,196)	—	(2,325)	—
Net Income Attributable to Common Stockholders	$736	$79,682	$27,615	$78,509

Per Share Information:
Basic and Diluted Net Income Attributable to Common Stockholders	$0.13	$16.60	$4.69	$16.69

Weighted Average Number of Common Shares:
Basic	5,890,398	4,799,668	5,892,270	4,704,877
Diluted	5,890,398	4,799,668	5,892,270	4,704,877

Dividends Declared and Paid – Preferred Stock	$0.40	$—	$0.77	$—
Dividends Declared and Paid – Common Stock	$1.00	$12.98	$4.00	$13.88

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net Income Attributable to the Company	$1,932	$79,682	$29,940	$78,509
Depreciation and Amortization	5,153	4,729	20,581	19,063
Gains on Disposition of Assets	(210)	(2,381)	(28,316)	(9,746)
Losses (Gains) on the Disposition of Other Assets	(1,375)	(60)	(4,924)	2,480
Impairment Charges, Net	809	7,242	13,283	9,147
Unrealized (Gain) Loss on Investment Securities	(3,446)	1,142	(10,340)	8,240
Income Tax Expense (Benefit) from Non-FFO Items and De-Recognition of REIT Deferred Tax Assets and Liabilities	1,840	(80,225)	1,840	(80,225)
Funds from Operations	4,703	10,129	22,064	27,468
Distributions to Preferred Stockholders	(1,196)	—	(2,325)	—
Funds from Operations Attributable to Common Stockholders	3,507	10,129	19,739	27,468
Loss (Gain) on Extinguishment of Debt	2,790	—	3,431	(1,141)
Core Funds from Operations Attributable to Common Stockholders	6,297	10,129	23,170	26,327
Adjustments:
Straight-Line Rent Adjustment	(599)	(754)	(2,443)	(2,564)
COVID-19 Rent Repayments (Deferrals), Net	104	363	842	(1,005)
Amortization of Intangibles to Lease Income	416	(402)	(404)	(1,754)
Other Non-Cash Amortization	(149)	(229)	(676)	(834)
Amortization of Loan Costs and Discount on Convertible Debt	469	428	1,864	1,833
Non-Cash Compensation	734	651	3,168	2,786
Non-Recurring G&A	—	371	155	1,426
Adjusted Funds from Operations Attributable to Common Stockholders	$7,272	$10,557	$25,676	$26,215

FFO per Common Share – Diluted	$0.60	$2.11	$3.35	$5.84
Core FFO per Common Share – Diluted	$1.07	$2.11	$3.93	$5.60
AFFO per Common Share – Diluted	$1.23	$2.20	$4.36	$5.57

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

Reconciliation of Net Debt to Pro Forma EBITDA

(Unaudited)

(In thousands)

Three Months Ended December 31, 2021 2021
Net Income Attributable to the Company	$1,932
Depreciation and Amortization	5,153
Gains on Disposition of Assets	(210)
Gains on the Disposition of Other Assets	(1,375)
Impairment Charges, Net	809
Unrealized Gain on Investment Securities	(3,446)
Income Tax Expense from Non-FFO Items and De-Recognition of REIT Deferred Tax Assets and Liabilities	1,840
Distributions to Preferred Stockholders	(1,196)
Loss on Extinguishment of Debt	2,790
Straight-Line Rent Adjustment	(599)
Amortization of Intangibles to Lease Income	416
Other Non-Cash Amortization	(149)
Amortization of Loan Costs and Discount on Convertible Debt	469
Non-Cash Compensation	734
Interest Expense, Net of Amortization of Loan Costs and Discount on Convertible Debt	1,609
EBITDA	$8,777

Annualized EBITDA	$35,108
Pro Forma Annualized Impact of Current Quarter Acquisitions and Dispositions, Net (1)	6,214
Pro Forma EBITDA	$41,322

Total Long-Term Debt	278,273
Financing Costs, Net of Accumulated Amortization	1,196
Unamortized Convertible Debt Discount	3,565
Cash & Cash Equivalents	(8,615)
Restricted Cash	(22,734)
Net Debt	$251,685

Net Debt to Pro Forma EBITDA	6.1x

(1)	Reflects the pro forma annualized impact on Annualized EBITDA of the Company’s acquisition and disposition activity during the three months ended December 31, 2021.